EXHIBIT 99.1

Perrigo Reports Third Quarter 2025 Financial Results From Continuing Operations

Amid Soft Market Consumption Trends, Achieved Q3 2025 Dollar, Unit and Volume Share(1) Gains in 5 of 7 Over-The-Counter (“OTC”) Store Brand Categories and Dollar Share Gains in Key Brands

Despite Marketplace Challenges, Delivered Meaningful YTD 2025 EPS Growth(2) with Gross and Operating Margin Expansion
Initiates Strategic Review of Infant Formula Business (Announced in Separate Press Release); Continues Strategic Review of Oral Care Business; On-Track to Close Previously Announced Sale of Dermacosmetics Business in Q1'26

Updates Full Year 2025 Outlook Due Primarily to Infant Formula Industry Dynamics and Soft OTC Market Consumption Trends

Third Quarter 2025 YoY Highlights:

•Net Sales: $1.04 billion, down 4.1% year-over-year as favorable currency translation (+1.6%) was more than offset by organic net sales (-4.4%) and the impact of divestitures and exited products (-1.3%).

•Organic Net Sales: Down due to -2.8% from businesses under strategic review (both Infant Formula and Oral Care, which was previously announced at the Company's February 2025 Investor Day). An additional impact of -1.6% was from global OTC businesses, where soft total OTC category consumption was partially offset by store brand market share gains and gains in key brands.

•Reported Operating Income: $73 million vs. $80 million in the prior year.

•Adjusted Operating Income: $173 million, down $9 million (-4.9%), reflecting gross profit flow through of net sales performance and the impact of divestitures and exited products, partially offset by disciplined cost management and favorable FX.

•Operating Margin: Reported: 7.0% (-40 basis points YoY); Adjusted: 16.6% (-20 basis points YoY).
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•Diluted EPS: Reported EPS: $0.09, improved from $(0.13) in the prior year. Adjusted EPS: $0.80, down from $0.81. Includes a $0.02 headwind from divestitures and exited products, and a $0.03 tailwind from FX.

Third Quarter 2025 YoY Segment Highlights:

Consumer Self-Care Americas (CSCA):
•Net sales: $646 million, down 3.8%.
•OTC business net sales growth of +0.6%, driven primarily by share gains and new business wins, was more than offset by -4.4% from businesses under strategic review (Infant Formula and Oral Care).

•OTC store brand business gained dollar, unit and volume share(2) across 5 of 7 categories during the third quarter.
•Achieved six consecutive months of OTC store brand volume share gains.

Consumer Self-Care International (CSCI):
•Net Sales: $398 million, down approximately 4.5%.
•Organic net sales: Down 5.3%, driven by lower net sales in Upper Respiratory, VMS (Vitamins, Minerals and Supplements) and Women's Health, partially offset by share gains in key brands.
•FX tailwind of +4.2%; divestitures and exited products impact of -3.3%.

Year-to-Date 2025 YoY Highlights:

•Net Sales: $3.14 billion, down 2.8% year-over-year as favorable FX was more than offset by -1.7% from organic net sales and -1.9% from divestitures and exited products.

•Organic Net Sales: Down due to -0.8% from businesses under strategic review (Infant Formula and Oral Care), the absence of prior-year Opill® launch stocking benefit of -0.5% and the remaining OTC businesses down slightly at 0.4%.

•Reported Operating Income: $165 million vs. a loss of $(1) million in the prior year period.

•Adjusted Operating Income: $455 million, up +9.8%, as benefits from Project Energize and Supply Chain Reinvention, infant formula manufacturing recovery and favorable FX more than offset gross profit flow through from lower net sales performance in OTC and the impact of divestitures and exited products. Organic operating income increased 13.2%.

•Diluted EPS: Reported EPS: $0.09, improved from $(0.87) in the prior year period. Adjusted EPS: $1.97, up from $1.63 (+20.9%, or +27.0% organically). Includes $0.11 unfavorable impact from divestitures and exited products, and $0.05 benefit from FX.

•Operating Cash Flow YTD: $63 million, reflecting first quarter cash outflow of $(65) million and total cash inflow of +$128 million from the second and third quarters. Cash and cash equivalents on the balance sheet as of September 27, 2025 were $432 million.

Year-to-Date 2025 YoY Segment Highlights:

Consumer Self-Care Americas (CSCA):
•Net sales: $1.89 billion, down 3.1%.
•Organic net sales: Down 3.1%, including impact of -1.1% from businesses under strategic review (Infant Formula and Oral Care), the absence of prior-year Opill® launch stocking benefit of -0.8%, and the remainder from soft OTC market consumption which was partially offset by store brand share gains.

Consumer Self-Care International (CSCI):
•Net sales: $1.26 billion, down 2.4%.
•Organic net sales: Growth of +0.7%, led by Pain & Sleep Aids and Healthy Lifestyle.
•FX tailwind of +1.8%; divestitures and exited products impact of -4.9%.

Fiscal Year 2025 Outlook:

•Due primarily to infant formula industry dynamics and soft OTC consumption trends, the Company is updating its 2025 outlook to:
◦Net sales growth of -2.5% to -3.0%,
◦Organic net sales growth of -2.0% to -2.5%,
◦Adjusted EPS of $2.70 to $2.80, equating to growth of 5% to 9% year-over-year.
•See “Fiscal 2025 Outlook” section below for further details.

(1) Share gains according to Circana 13-weeks ending 9/28/25 vs. prior year 13-weeks in the categories where Perrigo participates in cough cold, allergy, digestive health, pain, nicotine replacement, skin care and women’s health.
(2) The percentage change in Reported YTD EPS and operating income from the prior year to the current year reflects a transition from a negative value in the prior period to a positive value in the current period. This change represents a material improvement in performance rather than a typical period-over-period growth rate. Accordingly, the percentage change may appear disproportionately large and should be interpreted in the context of the underlying drivers discussed throughout this document.
(3) See attached Appendix for details. Change in net sales on an organic basis excludes the effects of acquisitions, divestitures and exited products, and the impact of currency.
(4) All tables and data may not add due to rounding. Percentages are based on actuals.

Dublin, Ireland - November 5, 2025 - Perrigo Company plc (NYSE: PRGO) (“Perrigo” or the “Company”), a leading provider of consumer health products, today announced financial results from continuing operations for the third quarter ended September 27, 2025 of fiscal year 2025. All comparisons are against the prior year third quarter, unless otherwise noted.

President and CEO Patrick Lockwood-Taylor commented, “While OTC consumption was increasingly soft in the third quarter, the Perrigo team delivered strong in-market performance. We gained dollar, unit and volume share in five of seven store brand categories and grew share in our key brands, a clear sign that consumers are choosing Perrigo products at the shelf. This performance, despite a challenging backdrop, reflects the strength of our Three-S plan (Stabilize, Streamline, Strengthen) and our commitment to delivering trusted, accessible health solutions across multiple price points.”

“As we look ahead, we’re adjusting our full-year 2025 outlook to reflect infant formula industry dynamics and soft OTC consumption trends. We are, however, managing through these with discipline by leveraging share gains and accretive initiatives to support expected mid-to-high single-digit adjusted EPS growth for the year. To drive a more consistent and focused growth profile, we continue to evaluate and action our portfolio, including the previously announced agreement to divest our Dermacosmetics business, the previously disclosed strategic review of our Oral Care business, and today's announcement to proactively conduct a strategic review of our Infant Formula business. In a tough environment, Perrigo is winning with consumers and customers,” concluded Lockwood-Taylor.

Refer to Tables I through VII at the end of this press release for a reconciliation of non-GAAP adjustments to the current year and prior year periods and additional non-GAAP information. The Company’s reported results are included in the attached Condensed Consolidated Statements of Operations, Balance Sheets and Statements of Cash Flows.

Project Energize

Project Energize, launched during the first quarter of 2024, is a global investment and efficiency program to drive the next evolution of capabilities and organizational agility. This three-year program is expected to produce significant benefits in the Company’s long-term business performance by enabling its One Perrigo growth strategy, increasing organizational agility and resetting the SG&A operating expense base.

Project Energize is expected to deliver annualized pre-tax savings in the range of $140 million to $170 million by the end of 2026. The Company expects $40 million to $60 million of these savings to be reinvested. Restructuring and related charges associated with these actions are estimated to be in the range of $140 million to $160 million, including $20 million to $40 million in investments to enhance capabilities, and are expected to be substantially incurred by the end of 2026. Since the beginning of the program, Project Energize has achieved gross annual savings of approximately $163 million with reinvestment of $32 million. Restructuring charges incurred by the Company over the same period in connection with Project Energize were $133 million.

Perrigo Third Quarter 2025 Results from Continuing Operations

Third Quarter 2025 Net Sales Change Compared to Prior Year(4)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Divestitures & Exited Products	Organic Net Sales Growth
CSCA	(3.8)%	—%	(3.8)%	—%	(3.8)%
CSCI	(4.5)%	4.2%	(8.7)%	(3.3)%	(5.3)%
Total Perrigo	(4.1)%	1.6%	(5.7)%	(1.3)%	(4.4)%

Third Quarter 2025 Change Compared to Prior Year(4)
(in millions, except earnings per share; see attached Tables I-VII for reconciliation to GAAP)
	Three Months Ended September 27, 2025	Three Months Ended September 28, 2024	Percentage Change YoY
Net Sales	$1,043	$1,088	(4.1)%

Reported Gross Profit	$377	$404	(6.8)%
Reported Gross Margin	36.1%	37.2%	(110) bps
Reported Operating Income (Loss)	$73	$80	(9.7)%
Reported Operating Margin	7.0%	7.4%	(40) bps
Reported Net Income (Loss)	$13	($18)	nm
Reported Diluted Earnings (Loss) Per Share	$0.09	($0.13)	nm

Adjusted Gross Profit	$417	$446	(6.6)%
Adjusted Gross Margin	39.9%	41.0%	(110) bps
Adjusted Operating Income	$173	$182	(4.9)%
Adjusted Operating Margin	16.6%	16.8%	(20) bps
Adjusted Net Income	$112	$112	—%
Adjusted Diluted EPS	$0.80	$0.81	(1.2)%
(4) All tables and data may not add due to rounding. Percentages are based on actuals.

Net sales of $1.04 billion decreased 4.1%, or $44 million, including favorable currency translation of 1.6% and divestitures and exited products of 1.3%. Organic net sales declined 4.4%, comprising net pricing of -0.6% and volume/mix of -3.8%.

Organic net sales were unfavorably impacted by 1.6% from our global OTC businesses due primarily to soft OTC category consumption, partially offset by store brand market share gains in five of seven categories and market share gains in key brands. Primary category drivers included lower net sales in Digestive Health, due primarily to reduced consumption of specific molecules, and VMS, reflecting reduced strategic focus on nutraceutical products within the category in

Europe. These impacts were partially offset by growth in Skin Care, where strong U.S. performance supported by new distribution and increased consumption in the Minoxidil store brand franchise, along with higher net sales of Mederma®, offset lower category net sales in Europe due to exited products and lower consumption. Additionally, growth in the Upper Respiratory category, driven by new distribution and store brand share gains in the U.S., was offset by performance in Europe due to lower incidence and consumption of cough cold products as well as timing of customer sell-in activities compared to the prior year.

Organic net sales were also unfavorably impacted by approximately 2.8% from businesses under strategic review: 2.4% from Infant Formula and 0.4% from Oral Care.

Reported gross profit of $377 million decreased $27 million, or 6.8%. Adjusted gross profit of $417 million decreased $30 million, or 6.6%, due primarily to the impact from lower net sales and $7 million from divestitures and exited products. These factors were partially offset by Supply Chain Reinvention savings and a $9 million benefit from currency translation.

Reported gross margin was 36.1%, a decrease of 110 basis points. Adjusted gross margin decreased 110 basis points to 39.9%, due primarily to the same factors as adjusted gross profit and included higher net sales of relatively lower margin store brand products compared to brands.

Reported operating income was $73 million as compared to $80 million in the prior year period. Adjusted operating income was lower by $9 million, or 4.9%, to $173 million as unfavorable gross profit flow through from infant formula was partially offset by Project Energize structural cost savings, lower variable employee expenses and reduced advertising and promotional (A&P) spend. Divestitures and exited products of $4 million was offset by favorable currency translation of $4 million.

Reported operating margin was 7.0%, a decrease of 40 basis points. Adjusted operating margin of 16.6% was 20 basis points lower due primarily to the same factors as adjusted operating income.

Reported net income was $13 million and reported EPS was $0.09 compared to a reported net loss of $(18) million and ($0.13) per share in the prior year period. Adjusted net income was $112 million, or $0.80 per share, compared to $112 million, or $0.81 per share, down $0.01 per share. Third quarter 2025 adjusted EPS included an impact from divestitures and exited products of $0.02 per share and favorable currency translation of $0.03 per share.

Third Quarter 2025 Business Segment Results from Continuing Operations

Consumer Self-Care Americas Segment (CSCA)

Third Quarter 2025 Net Sales Change Compared to Prior Year(4)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Divestitures & Exited Products	Organic Net Sales Growth
CSCA	(3.8)%	—%	(3.8)%	—%	(3.8)%

Third Quarter 2025 Change Compared to Prior Year(4)
(in millions, except earnings per share; see attached Tables I-VII for reconciliation to GAAP)
	Three Months Ended September 27, 2025	Three Months Ended September 28, 2024	Percentage Change YoY
CSCA Net Sales	$646	$671	(3.8)%

Reported Gross Profit	$206	$219	(6.3)%
Reported Gross Margin	31.8%	32.7%	(90) bps
Reported Operating Income	$95	$102	(7.3)%
Reported Operating Margin	14.7%	15.2%	(50) bps

Adjusted Gross Profit	$218	$235	(7.4)%
Adjusted Gross Margin	33.7%	35.0%	(130) bps
Adjusted Operating Income	$123	$132	(6.8)%
Adjusted Operating Margin	19.0%	19.7%	(60) bps
(4) All tables and data may not add due to rounding. Percentages are based on actuals.

CSCA net sales of $646 million declined $26 million, or 3.8%.

CSCA net sales benefitted from growth in the U.S. OTC business of 0.6%, as store brand offerings across five of seven OTC categories gained dollar, unit and volume share, more than offsetting soft total OTC category consumption. Category drivers included: 1) Upper Respiratory, due primarily to new business wins and share gains across both cough cold and allergy, 2) Skin Care, due primarily to higher consumption and new distribution in the Minoxidil franchise, in addition to higher net sales of Mederma®, and 3) Women’s Health, primarily driven by higher net sales of Opill®. This growth was partially offset by lower net sales in 1) Digestive Health, due to lower consumption of proton pump inhibitors for heartburn, which was partially offset by higher net sales in laxatives, including Polyethylene Glycol 3350, and 2) Healthy Lifestyle, due primarily to timing of shipments of smoking cessation products.

Growth in the U.S. OTC business was more than offset by a decline of 4.4% from businesses under strategic review: 3.8% from Infant Formula and 0.6% from Oral Care. Infant Formula performance was due primarily to growth in store brand infant formula consumption along with the reintroduction of SKU assortments, which were more than offset by 1) a strong prior-year quarter due to refilling contract customer inventories and consumer pantry loading ahead of a port strike threat, and 2) previously disclosed lost distribution of the Good Start® brand. Oral Care performance was impacted by previously disclosed lost distribution of lower-margin products as management continues to focus on margin enhancement.

Reported gross profit of $206 million decreased $14 million, or 6.3%. Adjusted gross profit decreased $17 million, or 7.4%, to $218 million primarily due to the impact from lower net sales, which was partially offset by benefits from Supply Chain Reinvention.

Reported gross margin of 31.8% decreased 90 basis points. Adjusted gross margin decreased 130 basis points to 33.7%, driven by the same factors as adjusted gross profit, in addition to less favorable store brand product mix compared to the prior year quarter. Compared to the second quarter of 2025, adjusted gross margin increased 550 basis points.

Reported operating income was $95 million compared to $102 million, a decrease of $8 million, or 7.3%. Adjusted operating income decreased $9 million, or 6.8%, to $123 million as unfavorable gross profit flow through and higher operating expenses in Infant Formula were partially offset by Project Energize structural cost savings and lower variable employee expenses.

Reported operating margin of 14.7% decreased 50 basis points. Adjusted operating margin decreased 60 basis points to 19.0%, driven by the same factors as adjusted operating income. Compared to the second quarter of 2025, adjusted operating margin increased 760 basis points.

Consumer Self-Care International Segment (CSCI)

Third Quarter 2025 Net Sales Change Compared to Prior Year(4)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Divestitures & Exited Products	Organic Net Sales Growth
CSCI	(4.5)%	4.2%	(8.7)%	(3.3)%	(5.3)%

Third Quarter 2025 Change Compared to Prior Year(4)
(in millions, except earnings per share; see attached Tables I-VII for reconciliation to GAAP)
	Three Months Ended September 27, 2025	Three Months Ended September 28, 2024	Percentage Change YoY
CSCI Net Sales	$398	$416	(4.5)%

Reported Gross Profit	$172	$185	(7.3)%
Reported Gross Margin	43.1%	44.4%	(130) bps
Reported Operating Income	$37	$49	(23.5)%
Reported Operating Margin	9.4%	11.7%	(230) bps

Adjusted Gross Profit	$199	$211	(5.9)%
Adjusted Gross Margin	50.0%	50.7%	(80) bps
Adjusted Operating Income	$87	$92	(5.4)%
Adjusted Operating Margin	21.8%	22.1%	(20) bps
(4) All tables and data may not add due to rounding. Percentages are based on actuals.

CSCI net sales of $398 million decreased 4.5%, or $19 million. Favorable currency of 4.2% was more than offset by organic net sales decline of 5.3% and the impact from divestitures and exited products of 3.3%.

Organic net sales drivers included 1) share gains in key brands, including Compeed®, ellaOne® and Jungle Formula®, and 2) new products, including NiQuitin® Citrus Mini, Bronchostop® Max 8in1 and Coldrex® Sinumax Cough & Cold. These drivers were more than offset by 1) soft total OTC category consumption, 2) Upper Respiratory, due primarily to lower incidence and consumption of cough cold products and timing of cough cold sell-in to customers compared to the prior year, partially offset by higher net sales of Physiomer® due to restored supply, 3) VMS, due primarily to deprioritization of the nutraceuticals portfolio and exited products, and 4) Women's Health, due primarily to supply constraints that have since been resolved.
Reported gross profit of $172 million decreased $14 million, or 7.3%. Adjusted gross profit of $199 million decreased $12 million, or 5.9%, as the impact from lower net sales and $7 million from divestitures and exited products more than offset Supply Chain Reinvention savings and $10 million from favorable currency translation.

Reported gross margin of 43.1% decreased 130 basis points. Adjusted gross margin declined 80 basis points to 50.0%, driven primarily by the same factors as adjusted gross profit.

Reported operating income was $37 million compared to $49 million, a decrease of $12 million. Adjusted operating income of $87 million decreased $5 million, or 5.4%, as the unfavorable gross profit flow through along with divestitures and exited products of $4 million more than offset lower variable employee expenses and reduced A&P spend, in addition to favorable currency translation of $4 million.

Reported operating margin was 9.4%, a 230 basis points decrease. Adjusted operating margin was 20 basis points lower to 21.8%, driven primarily by the same factors as adjusted operating income.

Cash Flow and Balance Sheet

Year-to-date operating cash flow was $63 million, reflecting cash outflow of $(65) million from the first quarter and total cash flow of $128 million from the second and third quarter. As a reminder, first quarter cash outflow was driven by cash utilized to rebuild inventory in the infant formula business, settle outstanding litigation and cover Project Energize restructuring costs.

Year-to-date capital expenditures were $67 million and the Company returned $119 million to shareholders through dividends.

Cash and cash equivalents on the balance sheet as of September 27, 2025, were $432 million and total debt on the balance sheet was $3.64 billion.

Known Impacts from Macroeconomic Uncertainty

Perrigo is the largest U.S. manufacturer of OTC self-care products by volume, which are produced by 11 U.S. manufacturing facilities with 85% of finished goods manufactured in the U.S., using 50% of materials and components sourced from the U.S. The Company continues to closely follow the evolving environment on global tariffs and actively assess potential business implications.

Based on current assessments, excluding any potential impact from pharmaceutical tariffs that may cover ingredients used in the manufacturing of OTC products and recently announced potential changes to tariffs on items sourced from China, we estimate a gross increase to global cost of goods sold in 2025 beginning in the fourth quarter of approximately $10 million to $20 million, and approximately $40 million to $50 million, on a full-year basis, updated from the previously estimated range of $50 million to $60 million. We seek to mitigate these impacts through a combination of strategic pricing actions, insourcing to our U.S.-based manufacturing facilities and other supply chain actions.

Please refer to Perrigo's latest Form 10-K for the year ended December 31, 2024 and 10-Q for the quarter ended September 27, 2025 for a detailed discussion of risk factors.

Fiscal 2025 Outlook

The Company is revising its fiscal year 2025 outlook due primarily to infant formula industry dynamics and soft market consumption trends. Details include:
•Reported net sales growth of -2.5% to -3.0%.
•Organic net sales growth of -2.0% to -2.5%.

•Adjusted gross margin of approximately 39%.
•Adjusted operating margin of approximately 15%.
•Interest expense of approximately $155 million.
•Adjusted effective tax rate of approximately 18.5%.
•Adjusted diluted EPS range of $2.70 to $2.80, equating to growth of 5% to 9%.
•Adjusted weighted average shares outstanding of approximately 138.5 million.
•Net leverage of approximately 3.8x adjusted EBITDA.

About Perrigo

Perrigo Company plc is a leading pure-play consumer health company with over a century of experience in providing high-quality health and wellness solutions to consumers primarily in North America and Europe. As a pioneer in the over-the-counter (OTC) self-care market, Perrigo offers trusted self-care solutions that can be used without the need for a prescription, ensuring accessibility and choice for consumers across molecules, dosage forms, and value tiers.

Perrigo's unique business model leverages its complementary businesses, where cash-generative store brand private label offerings fuel investments for leading brands, including Opill®, Mederma®, Compeed®, EllaOne®, and Jungle Formula®.

For more information, visit www.perrigo.com.

Webcast and Conference Call Information

Perrigo previously announced that management will host a call/webcast to discuss its third quarter 2025 financial results beginning at 08:30 A.M. (EST) Wednesday, November 5, 2025. The call will be available live via webcast to interested parties in the investor relations section of the Perrigo website at http://perrigo.investorroom.com/events-webcasts or by phone at 800-836-8184, International 646-357-8785, and reference ID # 03742. A taped replay of the call will be available beginning at approximately 12:00 P.M. (EST) Wednesday, November 5, until midnight Wednesday, November 12, 2025. To listen to the replay, dial 888-660-6345, International 646-517-4150, and use access code 03742#.

Forward-Looking Statements

Certain statements in this report are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our, or our industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions, future events or future performance contained in this report, including certain statements contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” "forecast," “predict,” “potential” or the negative of those terms or other comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control, including: our ability to complete the proposed divestment of the Dermacosmetics branded business, receipt of works council and regulatory approval regarding the transaction, performance by counterparties to the transaction and the likelihood of satisfying the deferred payment milestones associated with the transaction, supply chain impacts on our business, including those caused or exacerbated by armed conflict, trade and other economic sanctions and/or disease; general economic, credit, and market conditions; increased or new tariffs by the U.S. or foreign governments (and any retaliatory or reciprocal tariffs) and changes in global trade relations; the impact of the war in Ukraine and any escalation thereof, including the effects of economic and political sanctions imposed by the United States, United Kingdom, European Union, and other countries related thereto; the outbreak or escalation of conflict in other regions where we do business, including the Middle East; current and future impairment charges, if we determine that the carrying amount of specific assets may not be recoverable from the expected future cash flows of such assets; customer acceptance of new products; competition from other industry participants, some of whom have greater marketing resources or larger market shares in certain product categories than we do; pricing pressures from customers and consumers; resolution of uncertain tax positions and any litigation relating thereto, ongoing or future government investigations and regulatory initiatives; uncertainty regarding our ability to obtain and maintain our regulatory approvals; potential costs and reputational impact of product recalls or sales halts; potential adverse changes to U.S. and foreign tax, healthcare and other government policy; the effect of epidemic or pandemic disease; the timing, amount and cost of any share repurchases (or the absence thereof) and/or any refinancing of outstanding debt at or prior to maturity; fluctuations in currency exchange rates and interest rates; receipt of potential earnout payments in connection with the sale of the HRA Rare Diseases Business and the risk that potential costs or liabilities incurred or retained in connection with this transaction may exceed our estimates or adversely affect our business or operations; the risk that potential costs or liabilities incurred or retained in connection with the sale of our Rx business may exceed our estimates or adversely affect our business or operations; the consummation and success of other announced and unannounced acquisitions or dispositions, and our ability to realize the desired benefits thereof; and our ability to execute and achieve the desired benefits of announced cost-reduction efforts and other strategic initiatives and investments, including our ability to achieve the expected benefits from our ongoing restructuring programs described herein. Adverse results with respect to pending litigation could have a material adverse impact on our operating results, cash flows and liquidity, and could ultimately require the use of corporate assets to pay damages, reducing assets that would otherwise be available for other corporate purposes. These and other important factors, including those discussed in our Form 10-K for the year ended December 31, 2024, in this report under “Risk Factors” and in any subsequent filings with the United States Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this report are made only as of the date hereof, and unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Measures

The Company cannot reconcile its expected organic net sales growth, adjusted gross margin, adjusted operating margin, adjusted diluted earnings per share to diluted earnings per share, net leverage, or adjusted EBITDA under "Fiscal 2025 Outlook" without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time. These items include, but are not limited to, uncertainty of non-recurring infant formula related charges and timing and amount of restructuring charges and the income tax effects of these items or other income tax-related events.

This press release contains certain non-GAAP measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts different from the most directly comparable measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP) in the statements of operations, balance sheets or statements of cash flows of the Company. Pursuant to the requirements of the U.S. Securities and Exchange Commission, the Company has provided reconciliations to the most directly comparable U.S. GAAP measures for the following non-GAAP financial measures referred to in this press release:

•net sales growth on an organic basis, which excludes acquisitions, divestitures and exited products, and the impact of currency,

•constant currency net sales growth,
•adjusted gross profit,
•adjusted gross margin,
•organic gross profit,
•adjusted operating income,
•adjusted operating margin,
•organic operating income,
•organic operating margin,
•adjusted net income,
•adjusted diluted earnings per share,
•and organic diluted earnings per share.

These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to the GAAP measures and may not be comparable to similarly named measures used by other companies. The Company presents these non-GAAP financial measures in order to provide transparency to our investors because they are measures that management uses to assess both management performance and the financial performance of our operations and to allocate resources. In addition, management believes that these measures may assist investors with understanding and evaluating our initiatives to drive improved financial performance and enables investors to supplementally compare our operating performance with the operating performance of our competitors including with those of our competitors having different capital structures. While we have excluded certain of these items from historical non-GAAP financial measures, there is no guarantee that the items excluded from non-GAAP financial measures will not continue into future periods. For instance, we expect to continue to experience and report restructuring-related charges associated with continued execution of our strategic initiatives.

The Company provides non-GAAP financial measures as additional information that it believes is useful to investors and analysts in evaluating the performance of the Company's ongoing operating trends, facilitating comparability between periods and, where applicable, with companies in similar industries and assessing the Company's prospects for future performance. These non-GAAP financial measures exclude items, such as amortization expense, unusual litigation, impairment charges, restructuring charges, and acquisition and integration-related charges, that by their nature affect comparability of operational performance or that we believe obscure underlying business operational trends. The intangible asset amortization excluded from these non-GAAP financial measures represents the entire amount recorded within the Company’s GAAP financial statements and is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. The non-GAAP measures the Company provides are consistent with how management analyzes and assesses the operating performance of the Company, and disclosing them provides investor insight into management’s view of the business. Management uses these adjusted financial measures for planning and forecasting in future periods, and evaluating segment and overall operating performance. In addition, management uses certain of the profit measures as factors in determining compensation.

Non-GAAP measures related to profit measurements, which may include adjusted net income, adjusted gross profit, adjusted operating income, adjusted diluted earnings per share, adjusted gross margin, adjusted operating margin, organic gross profit, organic operating income, organic operating margin, organic diluted earnings per share, free cash flow, and constant currency net sales, are useful to investors as they provide them with supplemental information to enhance their understanding of the Company’s underlying business performance and trends, and enhance the ability of investors and analysts to compare the Company’s period-to-period financial results. Management believes that adjusted gross margin and adjusted operating margin are useful to investors, in addition to the reasons discussed above, by allowing them to more easily compare and analyze trends in the Company’s peer business group and assisting them in comparing the Company’s overall performance to that of its competitors. The Company also discloses net sales growth excluding the impact of currency on an organic basis. The Company believes these supplemental financial measures provide investors with consistency in financial reporting, enabling meaningful comparisons of past and present underlying operating results, and also facilitate analysis of the Company’s operating performance and acquisition and divestiture trends.

A copy of this press release, including the reconciliations, is available on the Company's website at www.perrigo.com.

Perrigo Contact

Bradley Joseph, Vice President, Global Investor Relations & Corporate Communications; (269) 686-3373; E-mail: bradley.joseph@perrigo.com

Nicholas Gallagher, Associate Director, Global Investor Relations; (269) 686-3238, E-mail: nicholas.gallagher@perrigo.com

PERRIGO COMPANY PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Net sales	$1,043.3	$1,087.5	$3,143.5	$3,235.1
Cost of sales	666.2	683.1	2,011.2	2,078.3
Gross profit	377.1	404.4	1,132.3	1,156.8

Operating expenses
Distribution	24.2	25.2	70.6	74.7
Research and development	24.9	26.0	73.6	84.4
Selling	127.3	129.4	409.9	429.8
Administration	94.2	116.9	319.4	373.3
Impairment charges	—	16.2	4.6	50.3
Restructuring	20.8	16.8	58.9	98.1
Other operating (income) expense, net	13.1	(6.5)	30.4	47.5
Total operating expenses	304.5	324.0	967.4	1,158.1

Operating income (loss)	72.6	80.4	164.9	(1.3)

Interest expense, net	40.6	57.6	119.2	144.7
Other (income) expense, net	9.6	(4.1)	11.9	(0.5)
Loss on extinguishment of debt	—	5.1	—	5.2
Income (loss) from continuing operations before income taxes	22.4	21.8	33.8	(150.7)
Income tax expense (benefit)	9.7	39.4	21.5	(31.5)
Income (loss) from continuing operations	12.7	(17.6)	12.3	(119.2)
Loss from discontinued operations, net of tax	(5.2)	(3.4)	(19.6)	(8.1)
Net income (loss)	$7.5	$(21.0)	$(7.3)	$(127.3)

Earnings (loss) per share
Basic
Continuing operations	$0.09	$(0.13)	$0.09	$(0.87)
Discontinued operations	$(0.04)	(0.02)	(0.14)	(0.06)
Basic earnings (loss) per share	$0.05	$(0.15)	$(0.05)	$(0.93)
Diluted
Continuing operations	$0.09	$(0.13)	$0.09	$(0.87)
Discontinued operations	(0.04)	(0.02)	(0.14)	(0.06)
Diluted earnings (loss) per share	$0.05	$(0.15)	$(0.05)	$(0.93)

Weighted-average shares outstanding
Basic	138.5	137.5	138.2	137.3
Diluted	138.9	137.5	138.8	137.3

PERRIGO COMPANY PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)
(unaudited)

	September 27, 2025	December 31, 2024
Assets
Cash and cash equivalents	$432.1	$558.8
Accounts receivable, net of allowance for credit losses of $6.6 and $7.4, respectively	644.4	642.3
Inventories	1,227.0	1,081.8
Prepaid expenses and other current assets	295.2	199.0
Current assets held for sale	280.5	—
Total current assets	2,879.2	2,481.9
Property, plant and equipment, net	902.8	917.8
Operating lease assets	170.1	175.2
Goodwill and indefinite-lived intangible assets	3,365.8	3,325.4
Definite-lived intangible assets, net	2,400.1	2,423.7
Deferred income taxes	64.2	5.1
Other non-current assets	301.8	318.6
Total non-current assets	7,204.8	7,165.8
Total assets	$10,084.0	$9,647.7
Liabilities and Shareholders’ Equity
Liabilities
Accounts payable	$469.7	$495.2
Payroll and related taxes	122.7	123.2
Accrued customer programs	109.9	133.3
Other accrued liabilities	363.1	238.7
Accrued income taxes	5.9	17.4
Current indebtedness	36.6	36.4
Current liabilities held for sale	37.4	—
Total current liabilities	1,145.3	1,044.2
Non-current liabilities
Long-term debt, less current portion	3,608.1	3,581.7
Deferred income taxes	194.4	203.2
Other non-current liabilities	689.7	499.2
Total non-current liabilities	4,492.2	4,284.1
Total liabilities	5,637.5	5,328.3
Contingencies - Refer to Note 17
Shareholders’ equity
Controlling interests:
Preferred shares, $0.0001 par value per share, 10 shares authorized	—	—
Ordinary shares, €0.001 par value per share, 10,000 shares authorized	6,636.3	6,733.9
Accumulated other comprehensive income (loss)	69.6	(162.4)
Retained earnings (accumulated deficit)	(2,259.4)	(2,252.1)
Total shareholders’ equity	4,446.5	4,319.4
Total liabilities and shareholders' equity	$10,084.0	$9,647.7

Supplemental Disclosures of Balance Sheet Information
Preferred shares, issued and outstanding	—	—
Ordinary shares, issued and outstanding	137.6	136.5

PERRIGO COMPANY PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Nine Months Ended
	September 27, 2025	September 28, 2024
Cash Flows From (For) Operating Activities
Net income (loss)	$(7.3)	$(127.3)
Adjustments to derive cash flows:
Depreciation and amortization	251.6	245.6
Restructuring charges	54.5	43.1
Share-based compensation	41.6	44.5
Impairment charges	4.6	50.3
Amortization of debt discount	6.7	1.1
Settlement of interest rate derivatives	—	41.2
Dedesignation of interest rate swap agreements	—	14.4
Deferred income taxes	(14.0)	(13.5)
(Gain) loss on sale of assets	—	(26.0)
Loss (gain) on sale of business	1.6	(5.8)
Amortization on hedging instruments	(18.3)	8.8
Other non-cash adjustments, net	2.0	10.4
Subtotal	323.0	286.8
(Decrease) increase in cash due to:
Inventories	(143.7)	(14.7)
Accrued income taxes	(51.4)	(134.6)
Payroll and related taxes	(38.7)	(73.9)
Accounts payable	(33.1)	(4.9)
Accrued customer programs	(24.8)	2.0
Other accrued liabilities	2.3	22.4
Accounts receivable	4.6	(69.3)
Other long term liabilities	11.3	14.9
Prepaid expenses and other current assets	13.6	0.5
Other operating, net	—	21.1
Subtotal	(259.9)	(236.5)
Net cash from operating activities	63.1	50.3
Cash Flows From (For) Investing Activities
Net proceeds from sale of businesses	14.4	205.5
Proceeds from sale of assets	—	33.3
Proceeds from royalty rights	3.2	3.5
Asset acquisitions	(1.5)	—
Additions to property, plant and equipment	(66.6)	(80.6)
Settlement of foreign currency derivatives	—	(45.8)
Other investing, net	(0.4)	—
Net cash (for) from investing activities	(50.9)	115.9
Cash Flows From (For) Financing Activities
Issuances of long-term debt	—	1,092.7
Payments on long-term debt	(26.1)	(420.4)
Cash dividends	(119.4)	(112.9)
Shares used to settle taxes	(18.8)	(15.0)
Other financing, net	(1.8)	(1.3)
Net cash (for) from financing activities	(166.1)	543.1
Effect of exchange rate changes on cash and cash equivalents	29.5	2.9
Net (decrease) increase in cash and cash equivalents	(124.4)	712.2
Cash and cash equivalents of continuing operations, beginning of period	558.8	751.3
Cash and cash equivalents held for sale, beginning of period	—	—
Less cash and cash equivalents held for sale, end of period	(2.3)	—
Cash and cash equivalents of continuing operations, end of period	$432.1	$1,463.5

TABLE I
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 27, 2025				Three Months Ended September 28, 2024
Consolidated Continuing Operations	Gross Profit	Operating Income	Income from Continuing Operations(1)	Diluted Earnings per Share(1)	Gross Profit	Operating Income	Income (Loss) from Continuing Operations(1)	Diluted Earnings (Loss) per Share(1)
Reported	$377.1	$72.6	$12.7	$0.09	$404.4	$80.4	$(17.6)	$(0.13)
As a % of reported net sales(2)	36.1%	7.0%	1.2%		37.2%	7.4%	(1.6)%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	35.3	56.0	56.5	0.41	35.0	57.7	58.3	0.42
Unusual litigation	—	15.0	15.0	0.11	—	24.5	24.5	0.18
Restructuring charges and other termination benefits	—	20.9	20.9	0.15	1.7	18.6	18.6	0.13
Gain on divestitures and brand sales	—	—	(0.1)	—	—	(25.1)	(30.9)	(0.22)
Impairment charges (3)	—	—	—	—	—	16.2	16.2	0.12
Infant formula remediation	—	—	—	—	4.9	7.3	7.3	0.05
Loss on early debt extinguishment	—	—	—	—	—	—	5.1	0.04
Other (4)	4.1	8.9	18.1	0.13	—	2.7	18.5	0.13
Non-GAAP tax adjustments(5)	—	—	(11.5)	(0.08)	—	—	11.6	0.08
Adjusted	$416.5	$173.4	$111.6	$0.80	$446.1	$182.4	$111.6	$0.81
As a % of reported net sales(2)	39.9%	16.6%	10.7%		41.0%	16.8%	10.3%

Diluted weighted average shares outstanding (in millions)
			Reported	138.9				137.5
Effect of dilution as reported amount was a loss, while adjusted amount was income(6)				—				0.4
			Adjusted	138.9				137.9
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
(2) Reported net sales for the three months ended September 27, 2025 and September 28, 2024 were $1,043.3 million and $1,087.5 million, respectively.
(3) During the three months ended September 28, 2024, we determined the carrying value of the Hospital & Specialty Business net assets held for sale exceeded their fair value less costs to sell, resulting in a total impairment charge of $16.2 million, inclusive of a goodwill impairment charge of $5.4 million.
(4) Other pre-tax adjustments for the three months ended September 27, 2025 includes $9.2 million of foreign currency hedging related to divestiture activity, $4.2 million of accelerated depreciation and a $1.6 million asset abandonment related to our Nutrition Network Optimization Project and $3.1 million of professional consulting fees for divestiture activity. Other pre-tax adjustments for the three months ended September 28, 2024 include $14.4 million related to de-designation of interest rate swap agreements and amounts related to professional consulting fees for potential divestitures.
(5) Non-GAAP tax adjustments for the three months ended September 27, 2025 are primarily due to (1) $12.0 million of tax benefit on pre-tax non-GAAP adjustments, (2) removal of $19.5 million of tax benefit related to changes in the tax law enacted in third quarter 2025, and (3) removal of $20.0 million of tax expense related to uncertain tax positions from changes in tax structure. Non-GAAP tax adjustments for the three months ended September 28, 2024 are primarily due to $3.4 million of tax expense on pre-tax non-GAAP adjustments, the interim tax accounting requirements in ASC 740 - Income Taxes, which include the removal of (1) $13.6 million of tax impact related to an inter-company sale of intellectual property, (2) $2.7 million of tax expense related to termination of certain derivatives, and (3) $1.5 million of tax benefit related to audit settlements.
(6) In the period of a net loss, reported diluted shares outstanding equal basic shares outstanding.

TABLE I (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Nine Months Ended September 27, 2025				Nine Months Ended September 28, 2024
Consolidated Continuing Operations	Gross Profit	Operating Income	Income from Continuing Operations(1)	Diluted Earnings per Share(1)	Gross Profit	Operating Income (Loss)	Income (Loss) from Continuing Operations(1)	Diluted Earnings (Loss) per Share(1)
Reported	$1,132.3	$164.9	$12.3	$0.09	$1,156.8	$(1.3)	$(119.2)	$(0.87)
As a % of reported net sales(2)	36.0%	5.2%	0.4%		35.8%	—%	(3.7)%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	105.3	167.8	169.3	1.23	101.5	174.2	175.8	1.28
Restructuring charges and other termination benefits	—	59.0	59.0	0.43	2.0	100.0	100.0	0.73
Unusual litigation	—	39.3	39.3	0.28	—	88.1	88.1	0.64
Impairment charges(3)	—	4.6	4.6	0.03	—	50.3	50.3	0.37
(Gain) loss on divestitures and brand sales	—	—	1.9	0.01	—	(25.1)	(30.9)	(0.22)
Infant formula remediation	0.9	0.9	0.9	0.01	13.7	17.9	17.9	0.13
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	—	1.8	1.8	0.01
Loss on early debt extinguishment		—	—	—	—	—	5.2	0.04
Other(4)	8.4	18.7	27.9	0.20	—	8.7	24.5	0.18
Non-GAAP tax adjustments(5)	—	—	(41.1)	(0.30)	—	—	(88.3)	(0.64)
Adjusted	$1,246.9	$455.1	$274.0	$1.97	$1,274.0	$414.6	$225.3	$1.63
As a % of reported net sales(2)	39.7%	14.5%	8.7%		39.4%	12.8%	7.0%

Diluted weighted average shares outstanding (in millions)
			Reported	138.8				137.3
Effect of dilution as reported amount was a loss, while adjusted amount was income(6)				—				0.6
			Adjusted	138.8				137.8
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
(2) Reported net sales for the nine months ended September 27, 2025 and September 28, 2024 were $3,143.5 million and $3,235.1 million, respectively.
(3) During the nine months ended September 27, 2025, we determined the carrying value of the Richard Bittner Business net assets held for sale exceeded their fair value less costs to sell, resulting in a total impairment charge of $3.1 million, inclusive of a goodwill impairment charge of $1.2 million and recorded the charge within our CSCI segment and we determined the carrying value of our Prevacid® branded product was impaired by $1.5 million and recorded the charge within our CSCA segment. During the nine months ended September 28, 2024, we determined the carrying value of the Rare Disease Business net assets exceeded their fair value less cost to sell, resulting in a total impairment charge of $34.1 million, inclusive of a goodwill impairment charge of $22.1 million and we determined the carrying value of the Hospital & Specialty Business net assets held for sale exceeded their fair value less costs to sell, resulting in a total impairment charge of $16.2 million, inclusive of a goodwill impairment charge of $5.4 million, and recorded the charges within our CSCI segment.
(4) Other pre-tax adjustments for the nine months ended September 27, 2025 includes $9.2 million of foreign currency hedging related to divestiture activity, $8.7 million of accelerated depreciation and a $1.6 million asset abandonment related to our Nutrition Network Optimization Project and $8.4 million of professional consulting fees for divestiture activity. Other pre-tax adjustments for the nine months ended September 28, 2024 includes expenses of $14.4 million related to de-designation of interest rate swap agreements, amounts related to professional consulting fees for potential divestitures and amounts related to a foreign jurisdiction transfer tax payment.
(5) Non-GAAP tax adjustments for the nine months ended September 27, 2025 are primarily due to (1) removal of $45.5 million of tax benefit on pre-tax non-GAAP adjustments, (2) removal of $19.5 million of tax benefit related to changes in tax laws enacted in third quarter 2025, and (3) removal of $23.9 million of tax expense related to uncertain tax positions from changes in tax structure. Non-GAAP tax adjustments for the nine months ended September 28, 2024 are primarily due to $43.7 million of tax expense on pre-tax non-GAAP adjustments, the interim tax accounting requirements in ASC 740 – Income Taxes, which include the removal of (1) $44.7 million tax impact related to an inter-company sale of intellectual property, (2) $5.9 million of tax expense related to the HRA Rare Diseases Business held-for-sale, (3) $3.6 million of tax benefit related to a partial valuation allowance release in Belgium and (4) $2.1 million of tax benefit related to audit adjustments.
(6) In the period of a net loss, reported diluted shares outstanding equal basic shares outstanding.

TABLE II
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 27, 2025			Three Months Ended September 28, 2024
Consolidated Continuing Operations	R&D Expense	DSG&A Expense	Restructuring, Impairments and Other	R&D Expense	DSG&A Expense (4)	Restructuring, Impairments and Other (4)
Reported	$24.9	$245.7	$33.9	$26.0	$271.5	$26.5
As a % of reported net sales(1)	2.4%	23.5%	3.2%	2.4%	25.0%	2.4%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	(0.2)	(20.5)	—	(0.3)	(22.4)	—
Unusual litigation	—	(3.5)	(11.6)	—	(0.1)	(24.4)
Restructuring charges and other termination benefits	—	(0.1)	(20.8)	—	—	(16.8)
Impairment charges(2)	—	—	—	—	—	(16.2)
Infant formula remediation	—	—	—	—	(2.4)	—
(Gain) loss on divestitures and brand sales	—	—	—	—	(5.7)	30.9
Other (3)	(0.1)	(3.1)	(1.6)	—	(2.7)	—
Adjusted	$24.6	$218.4	$—	$25.6	$238.1	$—
As a % of reported net sales (1)	2.4%	20.9%	—%	2.4%	21.9%	—%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Reported net sales for the three months ended September 27, 2025 and September 28, 2024 were $1,043.3 million and $1,087.5 million, respectively.
(2) During the three months ended September 28, 2024, we determined the carrying value of the Hospital & Specialty Business net assets held for sale exceeded their fair value less costs to sell, resulting in a total impairment charge of $16.2 million, inclusive of a goodwill impairment charge of $5.4 million.
(3) Other pre-tax adjustments for the three months ended September 27, 2025 are primarily due to an asset abandonment related to our Nutrition Network Optimization Project and professional consulting fees for potential divestitures. Other pre-tax adjustments for the three months ended September 28, 2024 are related to professional consulting fees for divestitures.
(4) Certain prior period amounts have been reclassified from DSG&A Expense to Restructuring, Impairments and Other for comparability purposes.

TABLE II (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Nine Months Ended September 27, 2025			Nine Months Ended September 28, 2024
Consolidated Continuing Operations	R&D Expense	DSG&A Expense	Restructuring, Impairments and Other	R&D Expense	DSG&A Expense (4)	Restructuring, Impairments and Other (4)
Reported	$73.6	$799.9	$93.9	$84.4	$877.8	$195.9
As a % of reported net sales (1)	2.3%	25.4%	3.0%	2.6%	27.1%	6.1%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	(0.4)	(62.1)	—	(0.7)	(71.9)	—
Restructuring charges and other termination benefits	—	(0.1)	(58.9)	—	(0.2)	(97.9)
Unusual litigation	—	(10.6)	(28.7)	—	(9.7)	(78.4)
Impairment charges(2)	—	—	(4.6)	—	—	(50.3)
Infant formula remediation	—	—	—	—	(4.2)	—
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	(1.8)	—
(Gain) loss on divestitures and brand sales	—	—	—	—	(5.7)	30.9
Other(3)	(0.3)	(8.4)	(1.6)	—	(8.7)	—
Adjusted	$72.9	$718.8	$0.1	$83.5	$775.7	$0.2
As a % of reported net sales (1)	2.3%	22.9%	—%	2.6%	24.0%	—%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the nine months ended September 27, 2025 and September 28, 2024 were $3,143.5 million and $3,235.1 million, respectively.
(2) During the nine months ended September 27, 2025, we determined the carrying value of the Richard Bittner Business net assets held for sale exceeded their fair value less costs to sell, resulting in a total impairment charge of $3.1 million, inclusive of a goodwill impairment charge of $1.2 million within our CSCI segment, and we determined the carrying value of our Prevacid® branded product was impaired by $1.5 million and recorded the charge within our CSCA segment. During the nine months ended September 28, 2024, we determined the carrying value of the Rare Disease Business net assets exceeded their fair value less cost to sell, resulting in a total impairment charge of $34.1 million, inclusive of a goodwill impairment charge of $22.1 million and we determined the carrying value of the Hospital & Specialty Business net assets held for sale exceeded their fair value less costs to sell, resulting in a total impairment charge of $16.2 million, inclusive of a goodwill impairment charge of $5.4 million and recorded the charges within our CSCI segment.
(3) Other pre-tax adjustments for the nine months ended September 27, 2025 are primarily due to $8.4 million of professional consulting fees for potential divestitures and $1.6 million related to an asset abandonment related to our Nutrition Network Optimization Project. Other pre-tax adjustments for the nine months ended September 28, 2024 include $5.2 million related to professional consulting fees for potential divestitures, $3.5 million associated with asset sales and $0.8 million related to a foreign jurisdiction transfer tax payment.
(4) Certain prior period amounts have been reclassified from DSG&A Expense to Restructuring, Impairments and Other for comparability purposes.

TABLE III
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 27, 2025		Three Months Ended September 28, 2024
Consolidated Continuing Operations	Interest and Other	Income Tax Expense	Interest and Other	Income Tax Expense
Reported	$50.2	$9.7	$58.6	$39.4
As a % of reported net sales (1)	4.8%	0.9%	5.4%	3.6%
Effective tax rate		43.3%		180.9%
Pre-tax adjustments:
Loss on divestitures	0.1	—	5.8	—
Loss on early debt extinguishment	—	—	(5.1)	—
Amortization expense related primarily to acquired intangible assets	(0.5)	—	(0.5)	—
Other(2)	(9.2)	—	(15.8)	—
Non-GAAP tax adjustments(3)	—	11.5	—	(11.6)
Adjusted	$40.7	$21.2	$42.9	$27.9
As a % of reported net sales (1)	3.9%	2.0%	3.9%	2.6%
Adjusted effective tax rate		15.9%		20.0%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Reported net sales for the three months ended September 27, 2025 and September 28, 2024 were $1,043.3 million and $1,087.5 million, respectively.
(2) Other pre-tax adjustments for the three months ended September 27, 2025 includes $9.2 million of foreign currency hedging related to divestiture activity. Other pre-tax adjustments for the three months ended September 28, 2024 are primarily due to expenses of $14.4 million related to de-designation of interest rate swap agreements.
(3) Non-GAAP tax adjustments for the three months ended September 27, 2025 are primarily due to (1) $12.0 million of tax benefit on pre-tax non-GAAP adjustments, (2) removal of $19.5 million of tax benefit related to changes in the tax law enacted in third quarter 2025, and (3) removal of $20.0 million of tax expense related to uncertain tax positions from changes in tax structure. Non-GAAP tax adjustments for the three months ended September 28, 2024 are primarily due to $3.4 million of tax expense on pre-tax non-GAAP adjustments, the interim tax accounting requirements in ASC 740 - Income Taxes, which include the removal of (1) $13.6 million of tax impact related to an inter-company sale of intellectual property, (2) $2.7 million of tax expense related to termination of certain derivatives, and (3) $1.5 million of tax benefit related to audit settlements.

TABLE III (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Nine Months Ended September 27, 2025		Nine Months Ended September 28, 2024
Consolidated Continuing Operations	Interest and Other	Income Tax Expense	Interest and Other	Income Tax Expense (Benefit)
Reported	$131.1	$21.5	$149.4	$(31.5)
As a % of reported net sales (1)	4.2%	0.7%	4.6%	(1.0)%
Effective tax rate		63.7%		20.9%
Pre-tax adjustments:
Amortization expense primarily related to acquired intangible assets	(1.5)	—	(1.6)	—
Loss on early debt extinguishment	—	—	(5.2)	—
(Gain) loss on divestitures and brand sales	(1.9)	—	5.8	—
Other(2)	(9.2)		(15.8)	—
Non-GAAP tax adjustments(3)	—	41.1	—	88.3
Adjusted	$118.5	$62.7	$132.6	$56.7
As a % of reported net sales (1)	3.8%	2.0%	4.1%	1.8%
Adjusted effective tax rate		18.6%		20.1%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the nine months ended September 27, 2025 and September 28, 2024 were $3,143.5 million and $3,235.1 million, respectively.
(2) Other pre-tax adjustments for the nine months ended September 27, 2025 includes $9.2 million of foreign currency hedging related to divestiture activity. Other pre-tax adjustments for the nine months ended September 28, 2024 are primarily due to expenses of $14.4 million related to de-designation of interest rate swap agreements and $0.8 million related to asset sales during the quarter.
(3) Non-GAAP tax adjustments for the nine months ended September 27, 2025 are primarily due to (1) removal of $45.5 million of tax benefit on pre-tax non-GAAP adjustments, (2) removal of $19.5 million of tax benefit related to changes in tax laws enacted in third quarter 2025, and (3) removal of $23.9 million of tax expense relatd to uncertain tax positions from changes in tax structure. Non-GAAP tax adjustments for the nine months ended September 28, 2024 are primarily due to $43.7 million of tax expense on pre-tax non-GAAP adjustments, the interim tax accounting requirements in ASC 740 – Income Taxes, which include the removal of (1) $44.7 million tax impact related to an inter-company sale of intellectual property, (2) $5.9 million of tax expense related to the HRA Rare Disease business held-for-sale, (3) $3.6 million of tax benefit related to a partial valuation allowance release in Belgium, and (4) $2.1 million of tax benefit related to audit adjustments.

TABLE IV
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)

	Three Months Ended September 27, 2025				Three Months Ended September 28, 2024
Consumer Self-Care Americas	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$205.6	$13.5	$88.7	$94.7	$219.4	$14.3	$97.5	$102.2
As a % of reported net sales(1)	31.8%	2.1%	13.7%	14.7%	32.7%	2.1%	14.5%	15.2%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	8.3	—	(6.2)	14.5	8.9	—	(6.3)	15.2
Restructuring charges and other termination benefits	—	—	—	7.1	0.4	—	—	5.8
Unusual litigation	—	—	(1.1)	1.1	—	—	—	—
Infant formula remediation	—	—	—	—	4.9	—	(2.4)	7.3
Other (3)	3.9	(0.1)	—	5.6	1.4	—	—	1.4
Adjusted	$217.8	$13.4	$81.5	$122.9	$235.1	$14.3	$88.8	$131.9
As a % of reported net sales(1)	33.7%	2.1%	12.6%	19.0%	35.0%	2.1%	13.2%	19.7%

	Three Months Ended September 27, 2025				Three Months Ended September 28, 2024
Consumer Self-Care International	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense(4)	Operating Income
Reported	$171.5	$11.4	$114.9	$37.4	$185.0	$11.6	$125.1	$48.9
As a % of reported net sales(1)	43.1%	2.9%	28.9%	9.4%	44.4%	2.8%	30.1%	11.7%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	27.0	(0.2)	(14.3)	41.5	26.1	(0.3)	(16.2)	42.6
Impairment charges (2)	—	—	—	—	—	—	—	16.2
Restructuring charges and other termination benefits	—	—	—	7.8	—	—	0.2	9.1
Gain on divestitures and brand sales	—	—	—	—	—	(0.1)	(0.8)	(25.1)
Adjusted	$198.7	$11.3	$100.5	$86.9	$211.1	$11.2	$108.2	$91.9
As a % of reported net sales(1)	50.0%	2.8%	25.3%	21.8%	50.7%	2.7%	26.0%	22.1%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) CSCA reported net sales for the three months ended September 27, 2025 and September 28, 2024 were $645.6 million and $671.3 million, respectively. CSCI reported net sales for the three months ended September 27, 2025 and September 28, 2024 were $397.7 million and $416.3 million, respectively.
(2) During the three months ended September 28, 2024, we determined the carrying value of the Hospital & Specialty Business net assets held for sale exceeded their fair value less costs to sell, resulting in a total impairment charge of $16.2 million, inclusive of a goodwill impairment charge of $5.4 million.
(3) Other pre-tax adjustments for the three months ended September 27, 2025 includes accelerated depreciation and an asset abandonment related to our Nutrition Network Optimization Project.
(4) Certain prior period amounts have been reclassified from DSG&A Expense to Restructuring, Impairments and Other for comparability purposes.

TABLE IV (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)

	Nine Months Ended September 27, 2025				Nine Months Ended September 28, 2024
Consumer Self-Care Americas	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$568.4	$40.5	$289.0	$203.7	$562.6	$45.7	$305.9	$187.1
As a % of reported net sales (1)	30.1%	2.1%	15.3%	10.8%	28.9%	2.3%	15.7%	9.6%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	25.7	—	(18.6)	44.3	21.1	—	(23.8)	44.9
Restructuring charges and other termination benefits	—	—	—	32.2	0.7	—	—	24.5
Impairment charges (2)	—	—	—	1.5	—	—	—	—
Infant formula remediation	0.9	—	—	0.9	13.7	—	(4.2)	17.9
Unusual litigation	—	—	(1.6)	1.6	—	—	—	—
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	—	—	(0.2)	0.2
Other (3)	8.2	(0.3)	0.1	10.0	1.5	—	—	1.5
Adjusted	$603.3	$40.2	$268.9	$294.2	$599.5	$45.7	$277.7	$276.1
As a % of reported net sales (1)	31.9%	2.1%	14.2%	15.6%	30.8%	2.3%	14.2%	14.2%

	Nine Months Ended September 27, 2025				Nine Months Ended September 28, 2024
Consumer Self-Care International	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense(4)	Operating Income
Reported	$564.0	$33.2	$378.7	$136.2	$594.2	$38.7	$417.3	$65.1
As a % of reported net sales (1)	44.9%	2.6%	30.2%	10.9%	46.2%	3.0%	32.5%	5.1%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	79.6	(0.4)	(43.5)	123.5	80.5	(0.7)	(48.1)	129.3
Restructuring charges and other termination benefits	—	—	—	12.7	—	—	—	48.8
Impairment charges (2)	—	—	—	3.1	—	—	—	50.3
Gain on divestitures and brand sales	—	—	—	—	—	—	(0.9)	(25.1)
Adjusted	$643.8	$32.8	$335.2	$275.7	$674.7	$37.8	$368.1	$268.7
As a % of reported net sales (1)	51.3%	2.6%	26.7%	22.0%	52.5%	2.9%	28.6%	20.9%
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) CSCA reported net sales for the nine months ended September 27, 2025 and September 28, 2024 were $1,888.3 million and $1,949.5 million, respectively. CSCI reported net sales for the nine months ended September 27, 2025 and September 28, 2024 were $1,255.1 million and $1,285.5 million, respectively.
(2) During the nine months ended September 27, 2025, we determined the carrying value of the Richard Bittner Business net assets held for sale exceeded their fair value less costs to sell, resulting in a total impairment charge of $3.1 million, inclusive of a goodwill impairment charge of $1.2 million and recorded the charge within our CSCI segment and we determined the carrying value of our Prevacid® branded product was impaired by $1.5 million and recorded the charge within our CSCA segment. During the nine months ended September 28, 2024, we determined the carrying value of the Rare Disease Business net assets exceeded their fair value less cost to sell, resulting in a total impairment charge of $34.1 million, inclusive of a goodwill impairment charge of $22.1 million and we determined the carrying value of the Hospital & Specialty Business net assets held for sale exceeded their fair value less costs to sell, resulting in a total impairment charge of $16.2 million, inclusive of a goodwill impairment charge of $5.4 million, and recorded the charges within our CSCI segment.
(3) Other pre-tax adjustments for the nine months ended September 27, 2025 includes accelerated depreciation and an asset abandonment related to our Nutrition Network Optimization Project.
(4) Certain prior period amounts have been reclassified from DSG&A Expense to Restructuring, Impairments and Other for comparability purposes.

TABLE V
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CONSOLIDATED AND SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
Consolidated Continuing Operations	September 27, 2025	September 28, 2024	% Change	September 27, 2025	September 28, 2024	% Change
Net Sales	$1,043.3	$1,087.5	(4.1)%	$3,143.5	$3,235.1	(2.8)%
Less: Currency impact(1)	17.6	—	1.6%	23.1	—	0.7%
Constant currency net sales	$1,025.7	$1,087.5	(5.7)%	$3,120.4	$3,235.1	(3.5)%
Less: Divestitures(2)	—	14.7	(1.3)%	—	62.3	(1.9)%
Organic net sales	$1,025.7	$1,072.8	(4.4)%	$3,120.4	$3,172.8	(1.7)%

	Three Months Ended			Nine Months Ended
Consumer Self-Care Americas	September 27, 2025	September 28, 2024	% Change	September 27, 2025	September 28, 2024	% Change
Net Sales	$645.6	$671.3	(3.8)%	$1,888.3	$1,949.5	(3.1)%
Less: Currency impact(1)	(0.1)	—	—%	(0.6)	—	—%
Constant currency net sales	$645.6	$671.3	(3.8)%	$1,888.9	$1,949.5	(3.1)%
Organic net sales	$645.6	$671.3	(3.8)%	$1,888.9	$1,949.5	(3.1)%

	Three Months Ended			Nine Months Ended
Consumer Self-Care International	September 27, 2025	September 28, 2024	% Change	September 27, 2025	September 28, 2024	% Change
Net Sales	$397.7	$416.3	(4.5)%	$1,255.1	$1,285.5	(2.4)%
Less: Currency impact(1)	17.6	—	4.2%	23.7	—	1.8%
Constant currency net sales	$380.1	$416.3	(8.7)%	$1,231.5	$1,285.5	(4.2)%
Less: Divestitures(2)	—	14.7	(3.3)%	—	62.3	(4.9)%
Organic net sales	$380.1	$401.6	(5.3)%	$1,231.5	$1,223.3	0.7%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.
(2) Represents divestiture of the Rare Diseases Business, Hospital and Specialty Business, Richard Bittner Business and branded asset sales in CSCI.

TABLE VI
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Nine Months Ended
CSCA Net Sales	September 27, 2025	September 28, 2024	Change		September 27, 2025	September 28, 2024	Change
Upper Respiratory	$129.2	$120.9	$8.3	6.8%	$390.4	$370.0	$20.3	5.5%
Digestive Health	105.5	113.5	(8.0)	(7.0)%	318.3	361.7	(43.4)	(12.0)%
Nutrition	99.8	127.1	(27.3)	(21.5)%	300.1	303.8	(3.7)	(1.2)%
Pain and Sleep-Aids	88.6	87.7	0.9	1.0%	245.4	251.9	(6.5)	(2.6)%
Healthy Lifestyle	77.5	80.9	(3.5)	(4.3)%	221.5	221.3	0.2	0.1%
Oral Care	62.8	66.9	(4.2)	(6.2)%	184.8	204.8	(20.2)	(9.8)%
Skin Care	58.9	51.9	6.9	13.3%	165.2	158.6	6.6	4.2%
Women's Health	19.0	18.0	1.0	5.6%	52.7	62.0	(9.2)	(14.9)%
VMS and Other CSCA	4.3	4.2	0.1	2.4%	9.9	15.4	(5.5)	(35.7)%
Total CSCA Net Sales	$645.6	$671.3	$(25.7)	(3.8)%	$1,888.3	$1,949.5	$(61.2)	(3.1)%
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

CSCA Third Quarter Primary Category Drivers:

•Upper Respiratory: Net sales of $129 million increased 6.8% due primarily to new distribution and store brand share gains amid lower consumption, leading to higher net sales of both cough and cold and allergy products, including store brand Fluticasone.

•Digestive Health: Net sales of $106 million decreased 7.0% due primarily to new lower shelf pricing at a specific retailer and lower consumption of proton pump inhibitors, partially offset by Perrigo store brand share gains. These dynamics more than offset higher net sales and market share gains of Polyethylene Glycol 3350.

•Nutrition: Net sales of $100 million decreased 21.5% due primarily to growth in store brand infant formula consumption along with the reintroduction of SKU assortments, which were more than offset by a strong prior-year quarter from refilling contract customer inventories, consumer pantry loading ahead of a port strike threat and previously disclosed lost distribution of the Good Start® brand.

•Pain & Sleep-Aids: Net sales of $89 million increased 1.0% due primarily to new distribution which more than offset soft category consumption.

•Healthy Lifestyle: Net sales of $78 million decreased 4.3% due primarily to lower category consumption and timing of shipments of smoking cessation products, partially offset by new distribution and market share gains.

•Oral Care: Net sales of $63 million decreased 6.2% due primarily to lost distribution of lower margin products and the absence of Plackers® dental flossers promotions compared to the prior year.

•Skin Care: Net sales of $59 million increased 13.3% due primarily to higher consumption within the Minoxidil franchise and new distribution, in addition to higher net sales of Mederma®.

•Women's Health: Net sales of $19 million increased 5.6% due primarily to higher net sales of Opill®.

•Vitamins, Minerals, and Supplements ("VMS") and Other: Net sales of $4 million increased 2.4%.

TABLE VI (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Constant Currency Change (1)	Nine Months Ended				Constant Currency Change (1)
CSCI Net Sales	September 27, 2025	September 28, 2024	% Change	Less: Currency Impact (1)		September 27, 2025	September 28, 2024	% Change	Less: Currency Impact (1)
Skin Care	$91.7	$91.0	0.7%	4.4%	(3.7)%	$326.1	$333.5	(2.2)%	1.2%	(3.4)%
Upper Respiratory	80.6	86.1	(6.4)%	4.9%	(11.3)%	209.5	206.0	1.7%	2.6%	(0.9)%
Pain and Sleep-Aids	56.3	56.9	(1.0)%	4.1%	(5.1)%	173.4	158.6	9.4%	3.3%	6.0%
Healthy Lifestyle	52.8	53.2	(0.6)%	1.6%	(2.2)%	180.2	175.2	2.8%	(0.5)%	3.3%
VMS	40.0	43.0	(7.0)%	5.3%	(12.2)%	116.2	127.4	(8.8)%	2.4%	(11.1)%
Women's Health	29.9	32.2	(7.4)%	4.6%	(12.0)%	103.3	101.2	2.2%	2.6%	(0.5)%
Oral Care	23.9	23.3	2.3%	5.1%	(2.8)%	71.6	75.0	(4.6)%	2.9%	(7.5)%
Digestive Health and Other CSCI	22.5	30.6	(26.1)%	4.0%	(30.1)%	74.8	108.5	(31.1)%	1.9%	(33.1)%
Total CSCI Net Sales	$397.7	$416.3	(4.5)%	4.2%	(8.7)%	$1,255.1	$1,285.5	(2.4)%	1.8%	(4.2)%
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.

CSCI Third Quarter Primary Category Drivers:

•Skin Care: Net sales of $92 million increased 0.7%, or a decrease of 3.7% excluding the impact of currency, due primarily to a 2.3% unfavorable impact from exited products and lower consumption, which were partially offset by higher net sales within the Compeed® franchise.

•Upper Respiratory: Net sales of $81 million decreased 6.4%, or a decrease of 11.3% excluding the impact of currency, due primarily to lower incidence and consumption of cough cold products and timing of cough cold sell-in to customers compared to the prior year, partially offset by higher net sales of Physiomer® due to restored supply. The category was also impacted by a 1.4% unfavorable impact from exited products.

•Pain & Sleep-Aids: Net sales of $56 million decreased 1.0%, or a decrease of 5.1% excluding the impact of currency, due primarily to a 3.2% unfavorable impact from exited products and timing of shipments, partially offset by restored supply of Solpadeine®.

•Healthy Lifestyle: Net sales of $53 million decreased 0.6%, or a decrease of 2.2% excluding the impact of currency, driven by the strategic deprioritization of products within weight loss and lower consumption of the Paranix® and Lyclear® antiparasite brands due to lower seasonal incidence. These impacts were partially offset by growth of Nicotinell® smoking cessation offerings.

•VMS: Net sales of $40 million decreased 7.0%, or a decrease of 12.2% excluding the impact of currency, due primarily to deprioritization of the nutraceuticals portfolio in addition to a 0.9% unfavorable impact from exited products.

•Women's Health: Net sales of $30 million decreased 7.4%, or a decrease of 12.0% excluding the impact of currency, due primarily to supply constraints that have since been resolved.

•Oral Care: Net sales of $24 million increased 2.3%, or a decrease of 2.8% excluding the impact of currency, due primarily to lower net sales of store brand products and a 1.6% unfavorable impact from exited products.

•Digestive Health and Other: Net sales of $23 million decreased 26.1%, or a decrease of 30.1% excluding the impact of currency, primarily due to divested businesses, including HRA Pharma Rare Diseases, and exited products.

TABLE VII
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CONSOLIDATED AND SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

		Three Months Ended				Nine Months Ended
		September 27, 2025	September 28, 2024	Total Change		September 27, 2025	September 28, 2024	Total Change
Consolidated Continuing Operations
Adjusted gross profit		$416.5	$446.1	$(29.6)	(6.6)%
Adjusted gross margin		39.9%	41.0%		(110) bps
Less: Currency impact(1)		9.3	—
Less: Divestitures(2)		—	7.4
Organic gross profit		$407.2	$438.7	$(31.6)	(7.2)%

Adjusted operating income		$173.4	$182.4	$(9.0)	(4.9)%	$455.1	$414.6	$40.5	9.8%
Adjusted operating margin		16.6%	16.8%		(20) bps
Less: Currency impact(1)		4.2	—			7.5	—
Less: Divestitures(2)		—	4.0			—	19.2
Organic operating income		$169.2	$178.4	$(9.2)	(5.2)%	$447.6	$395.4	$52.2	13.2%
Organic operating margin		16.5%	16.6%		(10) bps

Adjusted net income		$111.6	$111.6	$—	—%

Adjusted EPS		$0.80	$0.81	$(0.01)	(1.2)%	$1.97	$1.63	$0.34	20.9%
Less: Currency impact(1)						0.05	—
Less: Divestitures(2)						—	0.11
Organic EPS						$1.93	$1.52	$0.41	27.0%

Consumer Self-Care Americas
Adjusted gross profit		$217.8	$235.1	$(17.3)	(7.4)%
Adjusted gross margin		33.7%	35.0%		(130) bps

Adjusted operating income		$122.9	$131.9	$(9.0)	(6.8)%
Adjusted operating margin		19.0%	19.7%		(60) bps

		Three Months Ended
Consumer Self-Care Americas Sequential		September 27, 2025	June 28, 2025	Total Change
Adjusted gross margin	33.7%	33.7%	28.2%		550 bps
Adjusted operating margin	19.0%	19.0%	11.4%		760 bps

TABLE VII (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CONSOLIDATED AND SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
Consumer Self-Care International	September 27, 2025	September 28, 2024	Total Change
Adjusted gross profit	$198.7	$211.1	$(12.4)	(5.9)%
Adjusted gross margin	50.0%	50.7%		(80) bps
Less: Currency impact(1)	9.5	—
Less: Divestitures(2)	—	7.4
Organic gross profit	$189.2	$203.7	$(14.6)	(7.1)%

Adjusted operating income	$86.9	$91.9	$(5.0)	(5.4)%
Adjusted operating margin	21.8%	22.1%		(20) bps

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.
(2) Represents divestiture of the Rare Diseases Business, Hospital and Specialty Business, Richard Bittner Business and branded asset sales in CSCI.